UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 19, 2013

ACTAVIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-13305	95-3872914
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Morris Corporate Center III 400 Interpace Parkway Parsippany, New Jersey		07054
(Address of Principal Executive Offices)		(Zip Code)

(862) 261-7000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 19, 2013, Actavis, Inc. (formerly Watson Pharmaceuticals, Inc.), a Nevada corporation (“Actavis”), Watson Pharma Actavis S.à r.l. (the “Purchaser”), a company incorporated in Luxembourg and wholly-owned subsidiary of Actavis, and each of the shareholders (together, the “Sellers”) of Uteron Pharma SA (“Uteron”), a company incorporated in Belgium, entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) pursuant to which the Purchaser purchased all of the outstanding equity of Uteron (the “Stock Purchase”). Pursuant to the Stock Purchase Agreement, in exchange for the outstanding equity of Uteron, the Purchaser paid to the Sellers $150 million in cash at the closing of the transaction (the “Closing”), which occurred on January 23, 2013. The purchase price paid at Closing is subject to a customary working capital adjustment.

In addition, the Stock Purchase Agreement provides that the Sellers will have the right to receive certain potential future payments (each a “Milestone Payment”) (not to exceed an aggregate total of $155 million) after the Closing contingent on Uteron’s achievement of certain commercialization milestones with respect to the Diafert, Estelle, Colvir, Vaginate and Alyssa products (or versions of such products derived from the intellectual property of Uteron directly relating to the product at issue and existing as of the Closing). A Milestone Payment is also payable with respect to the Estelle product in the event that a non-infringing manufacturing process for the active pharmaceutical ingredient of such product achieving specific estretol yields has been developed by or on behalf of Uteron or its affiliate within a prescribed timeframe.

Of the amount paid to the Sellers at the Closing, $15 million has been placed in an escrow account to cover any closing account adjustment, as well as warranty and indemnity claims. As of the date that is 2 years following the Closing, the Sellers will be entitled to receive any amounts remaining in the escrow account that are not subject to then existing claims by Actavis. The Stock Purchase Agreement provides for certain time periods within which the Purchaser may make claims against the Sellers, including 7 years for claims relating to tax, 2 years for most warranty claims and 6 years for claims under certain fundamental warranties (including title to the shares being sold, due authorization to enter into the transaction and certain intellectual property warranties). In addition to amounts available under the escrow arrangement, the Purchaser is also entitled to offset any Milestone Payment amounts due to the Sellers against indemnity claims made within the relevant period following the Closing. The Sellers’ maximum liability for indemnification claims under the Stock Purchase Agreement is capped at an aggregate total of $100 million (other than with respect to claims relating to certain fundamental Sellers’ warranties, including having title to the shares being sold, due authorization to enter into the transaction and certain intellectual property warranties for which the Sellers’ maximum liability is capped at the purchase price).

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement (attached as Exhibit 1.1 hereto and incorporated herein by reference).

Item 2.01. Completion of Acquisition or Disposition of Assets

The disclosures contained under Item 1.01 are incorporated by reference herein.

Item 7.01. Regulation FD Disclosure

On January 23, 2013, Actavis (formerly Watson Pharmaceuticals, Inc.) issued a press release announcing the Stock Purchase. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Exhibit

2.1*	Stock Purchase Agreement, dated as of January 19, 2013, by and among Actavis, Inc. (formerly Watson Pharmaceuticals, Inc.), a Nevada corporation, Watson Pharma Actavis S.a.r.l. and each of the shareholders of Uteron Pharma SA, a company incorporated in Belgium.

99.1	Press Release issued by Actavis, Inc. (formerly Watson Pharmaceuticals, Inc.) on January 23, 2013.

*	Certain schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Actavis agrees to furnish supplementally a copy of any omitted schedule upon request by the Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2013	ACTAVIS, INC.

	By:	/s/ David A. Buchen
		Name:	David A. Buchen
		Title:	Chief Legal Officer - Global

EXHIBIT INDEX

Exhibit No.	Exhibit

2.1*	Stock Purchase Agreement, dated as of January 19, 2013, by and among Actavis, Inc. (formerly Watson Pharmaceuticals, Inc.), a Nevada corporation, Watson Pharma Actavis S.a.r.l. and each of the shareholders of Uteron Pharma SA, a company incorporated in Belgium.

99.1	Press Release issued by Actavis, Inc. (formerly Watson Pharmaceuticals, Inc.) on January 23, 2013.

*	Certain schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Actavis agrees to furnish supplementally a copy of any omitted schedule upon request by the Commission.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement (attached as Exhibit 1.1 hereto and incorporated herein by reference). The Stock Purchase Agreement has been included to provide investors with information regarding its terms, however it is not intended to provide any other factual information about Actavis, the Purchaser, Uteron Pharma, its affiliates, or the Sellers. The foregoing description of the Tax Deed does not purport to be complete.